Exhibit 99.2

APPLOVIN 4Q22 Shareholder Letter

To Our AppLovin Shareholders: Our business performed as expected in the fourth quarter with steady results in our Software Platform segment and the operational optimization of our Apps segment nearing completion. Underlying trends in the mobile gaming and app market remained soft but stable as compared to the third quarter. We continue to invest in our strong team who are expanding our leading ad solutions, improving our Apps portfolio and pursuing several growth initiatives. We generated $2.8 billion in revenue in 2022 and a net loss of $193 million, a (7)% net margin. Our Adjusted EBITDA grew to over $1 billion at a 38% Adjusted EBITDA margin. We are pleased with the focus of our team to achieve results in line with the guidance we provided last quarter. Total revenue for the fourth quarter of 2022 was $702 million, slightly above the top end of our quarterly guidance. In the fourth quarter of 2022, net loss was $80 million, net margin was (11)%, and Adjusted EBITDA was $260 million, near the high end of our quarterly guidance, at a 37% Adjusted EBITDA margin. During the quarter, we generated $138 million of net cash from operating activities and $132 million of Free Cash Flow1 Our cash generation and balance sheet cash allow us to reinvest in our business with a long-term value creation mindset. Our strategic priorities today remain consistent with those provided in our third quarter 2022 Shareholder Letter: (1) attracting and retaining the best talent; (2) improving our core tech; (3) investing in several new initiatives; (4) optimizing our Apps portfolio and overall cost structure; (5) allocating capital efficiently; and (6) building an aligned shareholder base. If we execute well against each of these priorities, we can deepen our market leading position and expand our reach, driving strong returns over the long term. For the first quarter of 2023, we see the mobile ad market remaining relatively stable. Developers continue to closely monitor their overall profitability and advertisers appear to be maintaining overall ad budgets and return on ad spend goals, informing our outlook for the quarter. For the first quarter of 2023, we expect consistent performance to our fourth quarter of 2022 with total revenue of $685 to $705 million, Adjusted EBITDA of $250 to $270 million, and an Adjusted EBITDA margin of 36% to 38%. Financial Guidance Summary 1 This quarter we are introducing a new non-GAAP financial measure, Free Cash Flow, which represents net cash provided by operating activities less purchases of property and equipment and payment of finance leases. We use Free Cash Flow to help manage the health of our business, prepare budgets and for capital allocation purposes. We believe Free Cash Flow provides useful supplemental information to help investors understand underlying trends in our business and our liquidity. We have provided historical reconciliations of GAAP to non-GAAP metrics in tables at the end of this letter.AppLovin Corporation / 4Q22 Shareholder Letter 2

1Q23 Total Revenue $685 to $705 million Adjusted EBITDA $250 to $270 million Adjusted EBITDA Margin1 36% - 38% Turning to our balance sheet, we had $1.1 billion of cash and cash equivalents at the end of 2022. We will continue to assess the best use of our balance sheet and cash flow to optimize shareholder returns including investing in key projects, strategic acquisitions, and share repurchases. 1 We have not provided the forward-looking GAAP equivalents for forward-looking non-GAAP metrics, specifically Adjusted EBITDA and Adjusted EBITDA margin, or a GAAP reconciliation as a result of the uncertainty regarding, and the potential variability of, reconciling items such as stock-based compensation expense. Accordingly, a reconciliation of these non-GAAP guidance metrics to their corresponding GAAP equivalents is not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided historical reconciliations of GAAP to non-GAAP metrics in tables at the end of this letter. AppLovin Corporation / 4Q22 Shareholder Letter 3

4Q22 Financial Overview ALL COMPARISONS ARE TO 4Q21 UNLESS OTHERWISE NOTED. WE ACCOUNTED FOR $210 MILLION IN PUBLISHER BONUSES AS A CONTRA-REVENUE ADJUSTMENT IN 1Q22. THIS AMOUNT IS REFLECTED IN FIGURES BELOW BUT IS ADDED BACK TO ADJUSTED EBITDA. Revenue was $702 million, a decline of 11%. Software Platform revenue increased to 44% of total revenue compared to 31%. Net Loss was ($80) million, a net margin of (11%) compared to net income of $31 million and a net margin of 4%. Adjusted EBITDA1 increased 17% to $260 million and Adjusted EBITDA margin increased to 37% from 28%. Software Platform revenue grew 24% to $306 million. Segment Adjusted EBITDA grew 6% to $186 million, a 61% margin. Apps revenue declined 28% to $396 million. Segment Adjusted EBITDA improved 61% to $74 million, a 19% margin. Cash Flow: We generated $138 million of net cash from operating activities and $132 million of Free Cash Flow1. Revenue ($ millions) Publisher bonuses $793 $210 $625 $776 $713 $702 4Q21 1Q22 2Q22 3Q22 4Q22 Software Platform Revenue ($ millions) Publisher bonuses $247 $210 $119 $318 $307 $306 4Q21 1Q22 2Q22 3Q22 4Q22 Adjusted EBITDA Excluding Publisher bonuses $175 71% $236 198% 72% $197 62% $190 62% $186 61% 4Q21 1Q22 2Q22 3Q22 4Q22 Net Income / (Loss), Adjusted EBITDA ($ millions) Net Income / (Loss) Adjusted EBITDA $31 $221 $276 $270 $24 $258 $260 ($115) ($22) ($80) Reflects non-recurring publisher bonuses of $210 million 4Q21 1Q22 2Q22 3Q22 4Q22 As % Revenue Excluding Publisher bonuses 44% 35% 36% 37% 28% 33% 4% -18% -3% 3% -11% 4Q21 1Q22 2Q22 3Q22 4Q22 Apps Revenue ($ millions) $547 4Q21 In-App Advertising In-App Purchases $396 4Q22 1 Adjusted EBITDA, Adjusted EBITDA margin, and Free Cash Flow are non-GAAP measures. Please see “Non-GAAP Financial Measures” and the reconciliation from GAAP to non-GAAP measures in the Appendix.

Software Platform Update Our Software Platform revenue was up 24% year-over-year to $306 million in the fourth quarter, primarily driven by higher installs and revenue per install from our advertising solutions. Quarterly revenue was flat with the third quarter and in line with our expectations. Software Platform Adjusted EBITDA in the fourth quarter grew 6% year-over-year to $186 million at an Adjusted EBITDA margin of 61%. For the year 2022, we reached $1.0 billion in Software Platform revenue, up 56% year-over-year, and delivered $808 million of Adjusted EBITDA, up 77% year-over-year. This represents a 77% Adjusted EBITDA margin or a 64% Adjusted EBITDA margin excluding $210 million of non-recurring publisher bonuses. Software Platform Revenue ($ millions) Publisher bonuses $247 $210 $ 119 $318 $307 $306 4Q21 1Q22 2Q22 3Q22 4Q22 Software Platform Adjusted EBITDA ($ millions, as % revenue) Excluding Publisher bonuses $175 71% $236 198% 72% $197 62% $190 62% $186 61% 4Q21 1Q22 2Q22 3Q22 4Q22 As our Software Platform continues to evolve, we continue to evaluate metrics that facilitate an understanding of our business, which includes AppDiscovery, MAX, AppLovin Exchange (ALX), Adjust, Wurl, and Array. Following the addition and integration of offerings like Adjust and Wurl, as well as the launch of our Array offering, the revenue mix within our Software Platform segment is shifting and we expect this shift will become more pronounced over time as these businesses grow. Given the structural differences in these businesses – in terms of their revenue models as well as the nature of their clients – we believe our current key metrics for the Software Platform will no longer provide a valuable method to understand fluctuations in the performance of our Software Platform revenue. As a result, beginning in the first quarter of 2023, we will no longer report Total Software Transaction Value (TSTV), Software Platform Enterprise Clients (SPEC), and Revenue per Software Platform Enterprise Client. Today, AppDiscovery and ALX revenue still comprise the vast majority of our Software Platform revenue. For now, we will continue to provide revenue disclosure in our periodic reporting that discusses changes in the volume of advertising installs and revenue per install for AppDiscovery and ALX. For example, for the year ended 2022, our Software Platform revenue increased from the prior year period primarily due to AppDiscovery and ALX, where revenue per installation increased 46% and installations increased 24%. As other initiatives gain scale, we will continue to review our disclosures and add additional metrics and details as appropriate. AppLovin Corporation / 4Q22 Shareholder Letter 5

Apps Update Over the past several quarters, we have been actively managing the operational optimization of our Apps portfolio and have nearly completed the key projects identified. This included a reduction of headcount, restructuring of earn out arrangements, and the sale or closure of certain underperforming studios. Our Apps segment is now comprised of 11 studios plus several publishing relationships that we believe can collectively increase enterprise value over time. We will continue to manage these assets for financial return, including investing for growth through new game launches, as well as remain open to evaluating opportunities to drive increased shareholder value through the retention, restructure, or sale of assets in the future. Beginning with the fourth quarter of 2022, we are changing the terms used to describe our two Apps segment revenue streams to better align with market terminology. We will refer to our Apps “Business” revenue as “In-App Advertising” (“IAA”) and “Consumer” revenue as “In-App Purchases” (“IAP”). In the fourth quarter of 2022, our Apps segment revenue declined 28% year-over-year to $396 million due primarily to a decline in In-App Purchase revenue. Apps Adjusted EBITDA increased 61% year-over-year to $74 million and Adjusted EBITDA margin improved to 19% from 8% due to a reduction in operating costs and the sale of certain non-strategic assets as part of the optimization of the Apps segment. For the year 2022, the Apps segment revenue was down 17% year-over-year to $1.8 billion while Adjusted EBITDA was down 5% year-over-year to $255 million at a 14% Adjusted EBITDA margin. Apps Revenue ($ in millions) $547 $507 $459 $407 $396 4Q21 1Q22 2Q22 3Q22 4Q22 Apps Adjusted EBITDA ($ millions, as % revenue) $46 8% $41 8% $73 16% $67 17% $74 19% 4Q21 1Q22 2Q22 3Q22 4Q22 AppLovin Corporation / 4Q22 Shareholder Letter 6

Conclusion Our team continues to be highly focused on delivering against the priorities we have laid out for our investors. We believe the combination of our market position and strategic investments with our strong cash position and cash generation will allow us to invest wisely through this cycle and prosper when the industry and financial markets recover. Regards, Adam Foroughi, CEO Herald Chen, President & CFO AppLovin Corporation / 4Q22 Shareholder Letter 7

Appendix This shareholder letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “going to,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this letter to shareholders include, but are not limited to, statements regarding our future financial performance, including our expected financial results and guidance, short and long-term goals and growth prospects; our expectations regarding our revenue and the financial performance of each of our segments; trends in ad spending; our ongoing review and optimization of our Apps portfolio and actions we may or may not take as a result of our Apps review and optimization efforts; our expectations regarding the impact of macroeconomic and current industry conditions; our expectations regarding future product development and investments in our business; and our expectations regarding our new initiatives and any future transactions. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties, including changes in our plans or assumptions, which could cause actual results to differ materially from those projected. These risks include our inability to forecast our business due to our limited operating history, the macroeconomic environment, fluctuations in our results of operations, our ability to execute on our operational and financial priorities, our ability to scale our Software Platform to support new users, the competitive mobile app ecosystem, our inability to adapt to emerging technologies and business models, and risks relating to our ongoing review of our Apps portfolio. The forward-looking statements contained in this letter are also subject to other risks and uncertainties, including those more fully described in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2022. Additional information will also be set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. The forward-looking statements in this letter are based on information available to us as of the date hereof, and we disclaim any obligation to update any forward-looking statements, except as required by law. AppLovin Corporation / 4Q22 Shareholder Letter 8

Non-GAAP Financial Metrics To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”), this shareholder letter includes certain financial measures that are not prepared in accordance with GAAP, including Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow and certain measures adjusted for publisher bonuses. A reconciliation of each such non-GAAP financial measure to the most directly comparable GAAP measure can be found below. We define Adjusted EBITDA for a particular period as net income (loss) before interest expense and loss on settlement of debt, other (income) expense, net (excluding certain recurring items), provision for (benefit from) income taxes, amortization, depreciation and write-offs and as further adjusted for non-operating foreign exchange (gains) losses, stock-based compensation expense, acquisition-related expense and transaction bonuses, publisher bonuses, MoPub acquisition transition services, restructuring costs, impairment and loss on disposal, loss (gain) on extinguishments of acquisition-related contingent consideration, lease modification and abandonment of leasehold improvements, and change in the fair value of contingent consideration. We define Adjusted EBITDA margin as Adjusted EBITDA divided by revenue for the same period. We believe that the presentation of these non-GAAP financial measures provides useful information to investors regarding our results of operations and operating performance, as they are similar to measures reported by our public competitors and are regularly used by securities analysts, institutional investors, and other interested parties in analyzing operating performance and prospects. We define Free Cash Flow as net cash provided by operating activities less purchases of property and equipment and payment of finance leases. We subtract both purchases of property and equipment and payment of finance leases in our calculation of Free Cash Flow because we believe these items represent our ongoing requirements for property and equipment to support our business, regardless of whether we utilize a finance lease to obtain such property or equipment. Adjusted EBITDA and Adjusted EBITDA margin are key measures we use to assess our financial performance and are also used for internal planning and forecasting purposes. We believe Adjusted EBITDA and Adjusted EBITDA margin are helpful to investors, analysts, and other interested parties because they can assist in providing a more consistent and comparable overview of our operations across our historical financial periods. In addition, these measures are frequently used by analysts, investors, and other interested parties to evaluate and assess performance. We use Adjusted EBITDA and Adjusted EBITDA margin in conjunction with GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies, and to communicate with our board of directors concerning our financial performance. We believe that the presentation of certain measures adjusted for publisher bonuses are useful in understanding the ongoing results of our operations and for comparability to prior periods. We use Free Cash Flow in addition to GAAP measures to help manage our business and prepare budgets and annual planning, and we believe Free Cash Flow provides useful supplemental information to help investors understand underlying trends in our business and our liquidity. These measures have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated statement of operations that are necessary to run our business. Our definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Thus, our non-GAAP financial measures should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with GAAP. AppLovin Corporation / 4Q22 Shareholder Letter 9

Key Metrics

We review the following key metrics on a regular basis to evaluate the health of our business, identify trends affecting our performance, prepare financial projections, and make strategic decisions.

Update to our Key Metrics

Beginning in first quarter of 2023, we will no longer provide certain key metrics related to our Software Platform segment including Total Software Transaction Value, Software Platform Enterprise Clients and Revenue per Software Platform Enterprise Client.

Quarterly Key Metrics

Total Software Transaction Value (TSTV). Software Platform revenue is from third-party clients using our Software Platform to find new customers. We do not recognize revenue from our own spend on our Software Platform. Therefore, we use TSTV to measure the scale and growth rates of our Software Platform as it reflects the total value on our Software Platform including our first-party studios as though they were standalone businesses. Below is a reconciliation of our revenue to TSTV.

($ in thousands)	4Q 2022	4Q 2021
Software Platform Revenue	**$306,195**	**$246,562**
Fee collected from AppLovin Apps	$25,333	$93,088
Total Software Transaction Value	$331,528	$339,650

Software Platform Enterprise Clients (SPECs). We focus on the number of SPECs, which are third-party clients from whom we have collected greater than $125,000 of Software Platform revenue in the trailing twelve months to a given date. SPECs generate the vast majority of our Software Platform revenue and Software Platform revenue growth.

Revenue Per Software Platform Enterprise Client (Revenue per SPEC). We define Revenue per SPEC as (i) the total revenue derived from our Software Platform Enterprise Clients in the trailing twelve months to a given period, divided by (ii) Software Platform Enterprise Clients as of the end of that same period. Revenue per SPEC shows how efficiently we are monetizing each SPEC. We expect to increase Revenue per SPEC over time as we enhance our Software Platform and Apps.

The following table shows our Software Platform Enterprise Clients as of December 31, 2022, September 30, 2022, June 30, 2022, March 31, 2022, and December 31, 2021.

AppLovin Corporation / 4Q22 Shareholder Letter 10

	4Q 2022	3Q 2022	2Q 2022	1Q 2021	4Q 2021
Software Platform Enterprise Clients (trailing 12 months)	566	538	503	447	380
Revenue per SPEC (thousands, trailing 12 months)	$1,907	$1,903	$1,823	$1,701	$1,634

Monthly Active Payers (MAPs). We define a MAP as a unique mobile device active on one of our apps in a month that completed at least one In-App Purchases (IAP) during that time period. A consumer who makes IAPs within two separate apps on the same mobile device in a monthly period will be counted as two MAPs. MAPs for a particular time period longer than one month are the average MAPs for each month during that period. We estimate the number of MAPs by aggregating certain data from third-party attribution partners. Some of our apps do not utilize such third-party attribution partners, and therefore, our MAPs figure for any period does not capture every user that completed an IAP on our apps. We estimate that our counted MAPs generated approximately 98% of our IAP revenue during the three months ending December 31, 2022, and as such, management believes that MAPs are still a useful metric to measure the engagement and monetization potential of our games.

Average Revenue Per Monthly Active Payer (ARPMAP). We define ARPMAP as (i) the total IAP Revenue derived from our Apps in a monthly period, divided by (ii) MAPs in that same period. ARPMAP for a particular time period longer than one month is the average ARPMAP for each month during that period. ARPMAP shows how efficiently we are monetizing each MAP.

	4Q 2022	4Q 2021
Monthly Active Payers (millions)	1.9	2.7
Average Revenue per Monthly Active Payer (ARPMAP)	$46	$44

Our key metrics are not based on any standardized industry methodology and are not necessarily calculated in the same manner or comparable to similarly titled measures presented by other companies. Similarly, our key metrics may differ from estimates published by third parties or from similarly titled metrics of our competitors due to differences in methodology. The numbers that we use to calculate TSTV, MAP, and ARPMAP are based on internal data. While these numbers are based on what we believe to be reasonable judgments and estimates for the applicable period of measurement, there are inherent challenges in measuring usage and engagement. We regularly review and may adjust our processes for calculating our internal metrics to improve their accuracy.

AppLovin Corporation
Consolidated Balance Sheets
(in thousands, except for share and per share data)
(unaudited)

AppLovin Corporation / 4Q22 Shareholder Letter 11

	December 31, 2022	December 31, 2021
Assets		
Current assets:		
Cash and cash equivalents	$ 1,080,484	$ 1,520,504
Restricted cash equivalents	—	1,050,000
Accounts receivable, net	702,814	514,520
Prepaid expenses and other current assets	155,785	150,040
Total current assets	1,939,083	3,235,064
Property and equipment, net	78,543	63,608
Operating lease right-of-use assets	60,379	70,975
Goodwill	1,823,755	966,427
Intangible assets, net	1,677,660	1,709,347
Other assets	268,426	118,158
Total assets	5,847,846	6,163,579
Liabilities, redeemable noncontrolling interest, and stockholders' equity		
Current liabilities:		
Accounts payable	$ 273,196	$ 258,220
Accrued liabilities	147,801	133,770
Licensed asset obligation	15,254	17,374
Short-term debt	33,310	25,810
Deferred revenue	64,018	78,930
Operating lease liabilities	14,334	18,392
Deferred acquisition costs, current	31,045	107,601
Total current liabilities	578,958	640,097
Non-current liabilities:		
Long-term debt	3,178,412	3,201,834
Operating lease liabilities, non-current	54,153	62,498
Licensed asset obligation, non-current	26,970	8,039
Other non-current liabilities	106,676	112,820
Total liabilities	3,945,169	4,025,288
Redeemable noncontrolling interest	—	201
Stockholders' equity:		
Class A, Class B and Class F common stock, $0.00003 par value—1,700,000,000 (Class A 1,500,000,000, Class B 200,000,000, Class F nil) and 1,700,000,000 (Class A 1,500,000,000, Class B 200,000,000, Class F nil) shares authorized, 373,873,683 (Class A 302,711,061, Class B 71,162,622, Class F nil) and 375,089,360 (Class A 296,426,738, Class B 78,662,622, Class F nil) shares issued and outstanding as of December 31, 2022 and 2021, respectively	11	11
Additional paid-in capital	3,155,748	3,160,487
Accumulated other comprehensive loss	(83,382)	(45,454)
Accumulated deficit	(1,169,700)	(976,954)
Total stockholders' equity	1,902,677	2,138,090
Total liabilities, redeemable noncontrolling interest, and stockholders' equity	5,847,846	6,163,579

AppLovin Corporation / 4Q22 Shareholder Letter 12

AppLovin Corporation

Consolidated Statements of Operations

(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,	
	2022	2021	2022	2021
Revenue	$ 702,307	$ 793,470	$ 2,817,058	$ 2,793,104
Costs and expenses:				
Cost of revenue	369,368	265,129	1,256,065	988,095
Sales and marketing	200,536	313,692	919,550	1,129,892
Research and development	118,190	119,541	507,607	366,402
General and administrative	36,639	36,583	181,627	158,699
Total costs and expenses	724,733	734,945	2,864,849	2,643,088
Income (loss) from operations	(22,426)	58,525	(47,791)	150,016
Other income (expense), net				
Interest expense and loss on settlement of debt	(54,722)	(30,374)	(171,863)	(103,170)
Other income (expense), net	10,976	462	14,477	(535)
Total other expense	(43,746)	(29,912)	(157,386)	(103,705)
Income (loss) before income taxes	(66,172)	28,613	(205,177)	46,311
Provision for (benefit from) income taxes	13,340	(2,794)	(12,230)	10,973
Net income (loss)	(79,512)	31,407	(192,947)	35,338
Add: Net loss (income) attributable to noncontrolling interest	—	(41)	201	108
Net income (loss) attributable to AppLovin	(79,512)	31,366	(192,746)	35,446
Less: Net income attributable to participating securities	—	(312)	—	(3,743)
Net income (loss) attributable to common stock—Basic	(79,512)	31,054	(192,746)	31,703
Net income (loss) attributable to common stock—Diluted	(79,512)	31,068	(192,746)	31,879
Net income (loss) per share attributable to common stockholders:				
Basic	$ (0.21)	$ 0.08	$ (0.52)	$ 0.10
Diluted	$ (0.21)	$ 0.08	$ (0.52)	$ 0.09
Weighted average common shares used to compute net income (loss) per share attributable to common stockholders:				
Basic	371,075,205	370,779,521	371,568,011	324,836,076
Diluted	371,075,205	388,302,231	371,568,011	342,763,632

AppLovin Corporation / 4Q22 Shareholder Letter 13

AppLovin Corporation Consolidated Statements of Cash Flows (in thousands) (unaudited) Years Ended December 31, 2022 2021 Operating Activities Net income (loss) $ (192,947) $ 35,338 Adjustments to reconcile net income (loss) to operating activities: Amortization, depreciation and write-offs 547,084 431,063 Impairment and loss in connection with disposal of long-lived assets 127,892 — Amortization of debt issuance costs and discount 12,678 12,825 Stock-based compensation 191,612 133,177 Change in operating right-of-use asset 17,107 26,313 Loss on settlement of debt — 18,236 Other 1,786 (10,805) Changes in operating assets and liabilities: Accounts receivable (174,829) (201,948) Prepaid expenses and other current assets (4,917) (97,324) Other assets (77,343) (45,938) Accounts payable 6,975 98,612 Operating lease liabilities (18,898) (26,854) Accrued and other liabilities (33,947) 3,063 Deferred revenue (14,711) (13,907) Net cash provided by operating activities 387,542 361,851 Investing Activities Purchase of property and equipment (662) (1,390) Acquisitions, net of cash acquired (1,342,131) (1,206,482) Purchase of non-marketable investments and other (66,342) (15,000) Proceeds from other investing activities 4,312 12,009 Capitalized software development costs (5,949) (4,067) Proceeds from sale of long-lived assets 37,000 — Net cash used in investing activities (1,373,772) (1,214,930) Financing Activities Proceeds from issuance of common stock in initial public offering, net of issuance costs as adjusted for cost reimbursement — 1,745,228 Proceeds from debt issuance, net of issuance costs — 2,329,059 Payments of debt principal (25,810) (719,810) Principal payments of finance leases (24,083) (15,271) Proceeds from exercise of stock options 25,487 31,156 Proceeds from the issuance of common stock under the Employee Stock Purchase Plan 5,531 2,877 Payments of deferred acquisition costs (124,184) (234,068) Payments of licensed asset obligation (17,374) (17,970) Payments of related party notes — (11,655) Repurchases of common stock (338,880) — Net cash provided by (used in) financing activities (499,313) 3,109,546 Effect of foreign exchange rate on cash, cash equivalents and restricted cash equivalents (4,477) (3,198) Net increase (decrease) in cash, cash equivalents and restricted cash equivalents (1,490,020) 2,253,269 Cash, cash equivalents and restricted cash equivalents at beginning of the period 2,570,504 317,235 Cash, cash equivalents and restricted cash equivalents at end of the period 1,080,484 2,570,504 AppLovin Corporation / 4Q22 Shareholder Letter 14

Reconciliation of Net Cash Provided By Operating Activities to Free Cash Flow

(in thousands)

The following table provides a reconciliation of net cash provided by operating activities to free cash flow for the past eight quarters:

	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22
Net cash provided by (used in) operating activities	61,819	90,457	124,560	85,015	(31,719)	106,811	174,482	137,968
Less:								
Purchase of property and equipment	(121)	(532)	(309)	(428)	(285)	(115)	(221)	(41)
Payments of finance leases	(840)	(3,781)	(5,069)	(5,581)	(6,176)	(6,150)	(5,773)	(5,984)
Free Cash Flow	$ 60,858	$ 86,144	$ 119,182	$ 79,006	$ (38,180)	$ 100,546	$ 168,488	$ 131,943
Net cash provided by (used in) investing activities	$ (18,273)	$ (1,004,909)	$ (183,070)	$ (8,678)	$ (1,059,743)	$ (292,001)	$ (42,010)	$ 19,982
Net cash provided by (used in) financing activities	$ 400,374	$ 1,337,392	$ (75,159)	$ 1,446,939	$ (65,424)	$ (269,622)	$ (136,391)	$ (27,876)

AppLovin Corporation / 4Q22 Shareholder Letter 15

AppLovin Corporation

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(in thousands)

The following table provides our Adjusted EBITDA and Adjusted EBITDA margin and a reconciliation of Net Income (Loss) to Adjusted EBITDA for the periods presented:

	Three months ended					Twelve months ended	
	4Q21	1Q22	2Q22	3Q22	4Q22	2022	2021
Revenue	$ 793,470	$ 625,421	$ 776,231	$ 713,099	$ 702,307	$ 2,817,058	$ 2,793,104
Net income (loss)	$ 31,407	$ (115,298)	$ (21,799)	$ 23,662	$ (79,512)	$ (192,947)	$ 35,338
Net Margin	*4.0 %*	*(18.4) %*	*(2.8) %*	*3.3 %*	*(11.3) %*	*(6.8) %*	*1.3 %*
Interest expense and loss on settlement of debt, net	30,374	32,009	36,505	48,627	54,722	171,863	103,170
Other (income) expense, net[1]	(693)	(2,417)	(2,452)	(3,604)	(10,174)	(18,647)	(7,545)
Provision for (benefit from) income taxes	(2,794)	(42,684)	39,167	(22,053)	13,340	(12,230)	10,973
Amortization, depreciation and write-offs	115,654	128,989	152,688	136,094	129,313	547,084	431,063
Impairment and loss on dispositions	—	—	—	27,736	100,156	127,892	—
Non-operating foreign exchange loss (gain)	(27)	(458)	(819)	(406)	1,519	(164)	(1,537)
Stock-based compensation	41,349	44,640	57,156	42,147	47,669	191,612	135,468
Acquisition-related expense and transaction bonus	2,827	14,814	1,921	4,317	227	21,279	16,887
Publisher bonuses[2]	3,227	209,635	—	—	—	209,635	3,227
MoPub acquisition transition services[3]	—	6,999	—	—	—	6,999	—
Restructuring costs	—	—	7,377	1,117	2,340	10,834	—
Change in the fair value of contingent consideration	—	—	—	—	—	—	(230)
Total adjustments	189,917	391,527	291,543	233,975	339,112	1,256,157	691,476
Adjusted EBITDA	$ 221,324	$ 276,229	$ 269,744	$ 257,637	$ 259,600	$ 1,063,210	$ 726,814
Adjusted EBITDA Margin	*27.9 %*	*44.2 %*	*34.8 %*	*36.1 %*	*37.0 %*	*37.7 %*	*26.0 %*

AppLovin Corporation

Segment Information

(in thousands)

Note: Totals may not sum due to rounding

[1] Excludes recurring operational foreign exchange gains and losses and write-off investments included in Amortization, depreciation and write-offs.

[2] In association with the MoPub acquisition, we incurred certain costs to incentivize publishers to migrate to our MAX mediation solution including existing publishers of MoPub as well as publishers on other competitor offerings, and to retain certain existing MAX publishers. These costs were reflected as a reduction to revenue in the period. We have not historically incurred significant publisher migration costs, nor do we currently intend to incur significant publisher migration costs in the future. As such, we have removed the impact of these costs from Adjusted EBITDA.

[3] Reflects one-time transition services provided by Twitter to AppLovin.

AppLovin Corporation / 4Q22 Shareholder Letter 16

The following table provides selected financial data for our reportable segments for the periods indicated:

	4Q21	1Q22	2Q22	3Q22	4Q22
Revenue:					
Software Platform	$ 246,562	$ 118,840	$ 317,540	$ 306,592	$ 306,195
Apps	546,908	506,581	458,691	406,507	396,112
Total Revenue	$ 793,470	$ 625,421	$ 776,231	$ 713,099	$ 702,307
Segment Adjusted EBITDA:					
Software Platform	$ 175,398	$ 235,555	$ 196,744	$ 190,256	$ 185,860
Apps	45,926	40,674	73,000	67,381	73,740
Total Segment Adjusted EBITDA	$ 221,324	$ 276,229	$ 269,744	$ 257,637	$ 259,600
Interest expense and loss on settlement of debt, net	(30,374)	(32,009)	(36,505)	(48,627)	(54,722)
Other income (expense),net	693	2,417	2,452	3,604	10,174
Amortization, depreciation and write-offs	(115,654)	(128,989)	(152,688)	(136,094)	(129,313)
Impairment and loss on dispositions	—	—	—	(27,736)	(100,156)
Non-operating foreign exchange gain (loss)	27	458	819	406	(1,519)
Stock-based compensation	(41,349)	(44,640)	(57,156)	(42,147)	(47,669)
Acquisition-related expense	(2,827)	(14,814)	(1,921)	(4,317)	(227)
Publisher bonuses	(3,227)	(209,635)	—	—	—
MoPub acquisition transition services	—	(6,999)	—	—	—
Restructuring Costs	—	—	(7,377)	(1,117)	(2,340)
Income (loss) before provision for tax	$ 28,613	$ (157,982)	$ 17,368	$ 1,609	$ (66,172)
Segment Adjusted EBITDA Margin:					
Software Platform	71 %	198 %	62 %	62 %	61 %
Apps	8 %	8 %	16 %	17 %	19 %

AppLovin Corporation / 4Q22 Shareholder Letter 17